Exhibit 10.11

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (“Third Amendment”) is made this 27 day of July 2009, by and between THE REALTY ASSOCIATES FUND VI, L.P., a Delaware limited liability partnership, successor in interest to Van Brunt Associates (“Landlord”) and MEDICAL NUTRITION USA, INC., a Delaware corporation, formerly known as Medical Nutrition, Inc. (“Tenant”).

W I T N E S S E T H :

WHEREAS, Van Brunt Associates, Landlord’s predecessor in interest, and Tenant entered into that certain Lease Agreement dated October 4, 1984 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of October 24, 1994 (the “First Amendment”), that certain lease extension letter dated November 17, 1999 (the “Letter Agreement”), and that certain Second Amendment to Lease dated September 9, 2004 (the “Second Amendment”) (collectively, the “Lease”), pursuant to which Tenant leased that certain premises in the building located at 10 West Forest Avenue, Englewood, New Jersey 07631 (the “Building”), said premises containing Seven Thousand Five Hundred (7,500) rentable square feet (the “Premises”); and

WHEREAS, the Term of the Lease expires December 31, 2009; and

WHEREAS, Landlord and Tenant desire to amend the Lease to extend the Term of the Lease and to amend certain other terms and conditions of the Lease as herein provided.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to the following:

1.           Recitals. The recitals set forth above are incorporated herein by this reference with the same force and effect as if fully set forth hereinafter.

2.           Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease. From and after the date hereof, the Lease and this Third Amendment shall be known collectively as the “Lease”.

3.           Term. Notwithstanding anything to the contrary contained in the Lease or elsewhere, the Term of the Lease is hereby extended for a period of three (3) years commencing on January 1, 2010 (the “Renewal Date”) and expiring December 31, 2012 (inclusively, the “Renewal Term”), unless sooner terminated pursuant to the terms of the Lease or hereof.

18011-29104	TA Van Brunt Medical Nutrition Inc Third Amendment 3

4.           Base Rent.

a.           Notwithstanding anything to the contrary contained in the Lease, during the Renewal Term Tenant shall pay Base Rent with respect to the Premises at the times and in the manner set forth in Section 3 of the Original Lease in accordance with the following schedule:

Period	Annual Base Rent PRSF	Annual Base Rent	Monthly Base Rent

01/01/10-12/31/10	$11.25	$84,375.00	$7,031.25
01/01/11-12/31/11	$11.50	$86,250.00	$7,187.50
01/01/12-12/31/12	$11.75	$88,125.00	$7,343.75

b.           Tenant shall continue to pay all Additional Rent as and when due under the Lease.

5.           “As-Is” Condition.

a.           Tenant acknowledges that all obligations of Landlord to construct tenant improvements for the Premises pursuant to the Lease, including without limitation, pursuant to Paragraph 5(b) of the Second Amendment, have been met. Tenant hereby agrees to accept the Premises in its “as-is” condition existing on the date hereof and, except as provided in subparagraph (b) below, Landlord shall have no obligation to construct any tenant improvements to the Premises on behalf of Tenant during the Renewal Term.

b.           Notwithstanding the foregoing, using Building standard materials, methods and finishes and at Landlord’s cost, Landlord shall:

(i)           repaint and recarpet the existing office area of the Premises or, alternatively, Tenant may elect to have Landlord repaint and recarpet the office area of the Subleased Premises (defined in Paragraph 6 below) in lieu of Landlord providing such improvements for the Premises. Landlord shall provide Building standard selections from which Tenant may select colors for the paint and carpet.

(ii)           remove sheet rock covering one side of the overhead door between the Premises and the Subleased Premises. Tenant shall be obligated to replace the sheet rock and restore the closing between the Premises and the Subleased Premises at the expiration of the Renewal Term.

Items (i) and (ii) shall be known collectively, herein as “Landlord’s Work.” Tenant hereby acknowledges that the Landlord’s Work shall be performed while Tenant is in occupancy of the Premises, and Landlord’s actions in connection with the Landlord’s Work shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent or subject Landlord to any liability for any injury or interference with Tenant’s business; provided, however, Landlord shall use commercially reasonable efforts to minimize unreasonable interference with Tenant’s business in connection with performing Landlord’s Work. Landlord and Tenant shall agree upon a schedule for the performance of Landlord’s Work but Landlord shall not be required to incur any over-time charges in performing Landlord’s Work. Prior to Landlord’s performance of Landlord’s Work, Tenant, at Tenant’s sole cost, shall remove Tenant’s personal property, equipment and furnishings from the areas which will be affected by Landlord’s Work.

18011-29104	TA Van Brunt Medical Nutrition Inc Third Amendment 3

6.           Subleased Premises. Tenant intends to enter into a sublease (the “Sublease”) with Central Industrial Supply Company (“CIS”), for that certain premises located 14 West Forest Avenue, Englewood, New Jersey (the “Subleased Premises”), which such Subleased Premises is adjacent to the Premises. Provided the terms of the Sublease require that Tenant, as subtenant under the Sublease, will pay the rent under the Sublease in the amounts set forth in that certain Standard Industrial Lease dated August 16, 2006 by and between Landlord, as landlord, and CIS, as tenant (the “CIS Lease”), Landlord will agree that in the event Landlord elects to terminate the CIS Lease due to a default by CIS prior to the termination of the Sublease, the Sublease shall not terminate (even if the Sublease term has not commenced pursuant to the terms of the Sublease) and Tenant, as subtenant under the Sublease, shall attorn to Landlord and recognize Landlord as the sublandlord under the Sublease, upon the terms and conditions and at the rental rate specified in the Sublease, and for the then remaining term of the Sublease, except that Landlord shall not be bound by any provision of the Sublease which in any way increases Landlord’s duties, obligations or liabilities to Tenant, as sublesee, beyond those owed to CIS under the CIS Lease. If the CIS Lease is terminated after the Sublease has been executed but prior to the commencement date of the Sublease term, Landlord will agree that (i) the Sublease term shall commence upon the termination of the CIS Lease (the “Early Sublease Commencement Date”) and that Tenant, as subtenant, shall commence paying rent under the Sublease (at the rates set forth in the CIS Lease) upon the Early Sublease Commencement Date, and (ii) Tenant, as subtenant, shall not be responsible for any amounts due under the CIS Lease and unpaid by CIS for periods prior to the Early Sublease Commencement Date. The foregoing provisions of this paragraph shall apply notwithstanding that, as a matter of law, the Sublease may otherwise terminate upon the termination of the CIS Lease. In the event of such an attornment, Landlord shall not (i) be liable to Tenant, as sublessee, for any act, omission or breach of the Sublease by CIS, (ii) be subject to any offsets or defenses which Tenant, as sublessee, might have against CIS, (iii) be bound by any rent or additional rent which Tenant, as sublessee, might have paid in advance to CIS, (iv) be bound to honor any rights of Tenant, as sublessee, in any security deposit made with CIS except to the extent CIS has turned over such security deposit to Landlord. Landlord shall have the right to reasonably review and consent to the Sublease and to require Tenant and CIS to enter into a consent form provided by Landlord.

7.           Brokers. Landlord and Tenant each represents and warrants to the other that such representing party has not had any dealings or entered into any agreements with any person, entity, realtor, broker, agent or finder in connection with the negotiation of this Third Amendment other than Kwartler Associates, Inc. and Cushman & Wakefield of New Jersey, Inc. (collectively, the “Brokers”). Landlord and Tenant shall each indemnify and hold the other harmless from and against any loss, claim, damage, expense (including costs of suit and reasonable attorneys’ fees) or liability to any compensation, commission or charges claimed by any other realtor, broker, agent or finder claiming to have dealt with Tenant in connection with this Third Amendment. Landlord shall be responsible for payment of the brokers’ fees to the Brokers pursuant to the terms of a separate agreement. Tenant hereby acknowledges and agrees that Landlord shall have no obligation to pay Cushman & Wakefield of New Jersey, Inc. any commissions or other charges in connection with the Sublease and hereby agrees to indemnify Landlord in connection with any such claims from Cushman & Wakefield of New Jersey, Inc.

18011-29104	TA Van Brunt Medical Nutrition Inc Third Amendment 3

8.           Reaffirmation of Terms. Except as modified herein, all of the terms, covenants and provisions of the Lease are hereby confirmed and ratified and shall remain unchanged and in full force and effect.

9.           Representations. Tenant hereby represents and warrants to Landlord that Tenant (i) is not in default of any of its obligations under the Lease and that such Lease is valid, binding and enforceable in accordance with its terms, (ii) has full power and authority to execute and perform this Third Amendment, and (iii) has taken all action necessary to authorize the execution and performance of this Third Amendment.

10.         Counterpart Copies. This Third Amendment may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this Third Amendment.

[SIGNATURES APPEAR ON NEXT PAGE]

18011-29104	TA Van Brunt Medical Nutrition Inc Third Amendment 3

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment as of the day and year first above written.

LANDLORD:

THE REALTY ASSOCIATES FUND VI, L.P.,
a Delaware limited partnership

By:	Realty Associates Fund VI LLC, a Massachusetts limited liability company, general partner

	By:	Realty Associates Advisors LLC, a Delaware limited liability company, Manager

		By:	Realty Associates Advisors Trusts, a Massachusetts business trust, Manager

By:
[Officer]

James P. Knowles Regional Director

TENANT:

MEDICAL NUTRITION USA, INC.
a Delaware corporation

By:
Name:	JEFFREY JANCO
Title:	SVP/Operations

Frank J Kemmeding
Chief Financial Officer

18011-29104	TA Van Brunt Medical Nutrition Inc Third Amendment 3